EXHIBIT 99.1

Stericycle Appoints Cindy J. Miller as President and Chief Operating Officer

LAKE FOREST, Ill., September 28, 2018 -- Stericycle, Inc. (Nasdaq: SRCL) today announced that Cindy J. Miller has been appointed as President and Chief Operating Officer effective October 1st.

“Cindy is a highly accomplished senior executive with 30 years of global leadership in transportation, logistics and operations,” said Charles A. Alutto, Stericycle’s Chief Executive Officer.  “This is an important and transformational time for Stericycle.  I am extremely pleased to have an executive with her strong track record of driving growth and profitability join our leadership team.  Cindy’s success has been built on a commitment to longer-term strategies, performance improvements, technology, and customer engagement.”

Miller is joining Stericycle after a successful career at UPS, where she worked her way up the organization from driver to senior executive.  Most recently, Miller served as President of Global Freight Forwarding, a $3 billion-dollar business unit with 8,000 employees.  Prior to that role, she served as President of UPS’ European Region and as Managing Director for several global and U.S. operating regions.

As President and COO of Stericycle, Miller will be responsible for the global operations of the Company’s medical waste, hazardous waste, and secure information destruction lines, as well as the execution of Stericycle’s Business Transformation.  Aligning these responsibilities under one global leader is expected to further advance the Company’s efforts to globalize business processes and successfully execute on the Business Transformation. Oversight of the Communication and Related Services business will continue under Chief Executive Officer Charlie Alutto.

The appointment of Miller as President and COO is part of a long-term executive leadership development and succession planning process to ensure Stericycle’s continued success.

Miller holds a bachelor's degree from Pennsylvania State University and an Executive MBA from the London Business School. Miller will be relocating to the greater Chicago area.

Stericycle also announced that Brent Arnold, Stericycle’s current Chief Operating Officer, will be leaving the company by the end of the year.  The Company is grateful to Mr. Arnold for his many contributions, leadership, and dedication to Stericycle’s customers and team members.

FOR FURTHER INFORMATION CONTACT:  Stericycle Investor Relations at 847-607-2012